PROSPECTUS SUPPLEMENT NO. 1	Registration No. 333-120059
(to prospectus dated November 16, 2004)	Filed Pursuant to Rule 424(b)(3)

AFTERMARKET TECHNOLOGY CORP.

7,685,782 Shares

Common Stock

        This prospectus supplement supplements our prospectus dated November 16, 2004. The prospectus dated November 16, 2004, describes the offer and sale, from time to time, by the selling stockholders named therein, of an aggregate of 7,685,782 shares. On December 4, 2004, certain selling stockholders, Aurora Equity Partners L.P., Aurora Overseas Equity Partners I, L.P. and General Electric Pension Trust, sold 352,635, 56,295 and 91,070 shares of common stock, respectively, pursuant to the prospectus. Accordingly, an aggregate of 7,185,782 shares of Aftermarket Technology Corp. common stock remain eligible for offer and sale, from time to time, pursuant to the prospectus as supplemented by this prospectus supplement. Aftermarket Technology Corp. will not receive any proceeds from the sale of the shares.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING STOCKHOLDERS

        The information contained in the following table is as of December 3, 2004, and the table below supersedes and replaces the table of selling stockholders contained under the heading "Selling Stockholders" in the prospectus.

	Shares Beneficially Owned As of December 3, 2004			Shares That May Be Sold	Shares Beneficially Owned After Offering(1)
	Number		Percentage	Number	Number	Percentage
Aurora Equity Partners L.P. (other beneficial owner: Gerald L. Parsky)(2)	5,057,304		23.8%	5,057,304	0	0%
Aurora Overseas Equity Partners I, L.P. (other beneficial owner: Gerald L. Parsky)(3)	807,383		3.8%	807,383	0	0%
General Electric Pension Trust	1,306,095		6.1%	1,306,095	0	0%
Parsky, Gerald L.(2)(3)(4)	5,879,687	(5)	27.7%	15,000	0	0%

*
Less than 1%

(1)
The shares in the "Shares Beneficially Owned After Offering" column assumes that the maximum number of shares that may be sold listed in the previous column are actually sold in the offering. In determining ownership percentages after the offering, we have assumed that 21,263,381 shares will be outstanding.

(2)
Aurora Equity Partners is a Delaware limited partnership the general partner of which is Aurora Capital Partners, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. Mr. Parsky is a stockholder and a director of Aurora Advisors, is a limited partner of Aurora Capital Partners and may be deemed to beneficially own the common stock owned by Aurora Equity Partners and may be deemed to be an organizer of Aftermarket Technology Corp. under regulations promulgated under the Securities Act of 1933. Aurora Equity Partners' address is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(3)
Aurora Overseas Equity Partners is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P., a Cayman Islands limited partnership, whose general partner is Aurora Overseas Advisors, Ltd. Mr. Parsky is a stockholder and a director of Aurora Overseas Advisors, is a limited partner of Aurora Overseas Capital Partners and may be deemed to beneficially own the common stock owned by Aurora Overseas Equity Partners. Aurora Overseas Equity Partners' address is West Wind Building, PO Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

(4)
Mr. Parsky currently serves as a director of Aftermarket Technology Corp. Mr. Parsky's address is 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024.

(5)
Includes the shares owned by Aurora Equity Partners and the shares owned by Aurora Overseas Equity Partners.

        Investing in our common stock involves risks. See Risk Factors on page 3 of the prospectus and those risk factors contained in the applicable prospectus supplement, if any, for information you should consider before buying the securities.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 3, 2004